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Item 7.  Exhibits

99 Press Release issued September 29, 1998 entitled "Yankee
     Energy's Terzic Resigns, Gooley elected President and CEO."

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FOR IMMEDIATE RELEASE



YANKEE ENERGY'S TERZIC RESIGNS
Gooley elected President and CEO

     MERIDEN, CONN. -- Sept. 29, 1998, (NYSE:YES) -- Yankee Energy System, Inc. announced today Branko Terzic, chairman, president and CEO, resigned as a director and officer of the company and its subsidiaries effective September 29, 1998.
Yankee Energy's Board of Directors elected Charles E. Gooley, Yankee's executive vice president, to succeed Terzic as President and Chief Executive Officer. Gooley was also elected a director of Yankee Energy and will continue to hold his position as president of Yankee Energy's principal subsidiary, Yankee Gas Services Company. Emery G. Olcott, a director of the Company since 1989, was elected chairman of the Board of Directors, effective September 29, 1998. Olcott is chairman and CEO of Packard Bioscience Company of Meriden, CT.
     In a prepared statement, Terzic attributed his resignation to a major difference over future strategy for Yankee Energy and its subsidiaries. Terzic joined the company in September, 1994, as President and Chief Operating Officer and was elected Chairman and CEO in 1995.
     "All of us at Yankee Energy appreciate Branko's dedication to this company over the last four years," Olcott said. "We wish him well in his future endeavors as he returns to the national and international energy scenes."

Gooley architect of Yankee Gas
     Gooley began with Yankee Energy as vice president and general counsel when it was created through a spin-off from Northeast Utilities in 1989. He was elected executive vice president of Yankee Energy in 1994. Gooley was elected President of Yankee Gas Services Company, Yankee Energy's largest subsidiary, in 1997 and is credited with leading a major corporate restructuring that
                             -More-
Gooley elected President
Page 2 of 2
September 29, 1998

reduced operating costs and improved customer services.
     "Yankee will refocus its efforts on our core natural gas distribution business and will seek opportunities to create synergies with our Connecticut HVAC operations," Gooley said.
     "We will also continue our receivables management business under RM Services and our equipment financing capabilities under our Yankee Financial Services subsidiary.
     "We feel all these efforts will bolster our ability to continue to grow shareholder value."
     Prior to joining Yankee, Gooley was director of legal and external affairs for Northeast Utilities' Gas Group and also spent time as senior counsel in NU's legal department. He served as an assistant attorney general for the State of Connecticut from 1979-1981. A native of Chicago, IL, Gooley received his bachelor of arts degree from Trinity College, CT, and law degree from the University of Connecticut School of Law.
      Yankee Energy is the parent of Yankee Gas Services Company, the largest natural gas distribution company in Connecticut serving approximately 183,000 customers in 68 cities and towns throughout the state. Yankee Energy is also the parent of Yankee Energy Services Company, which provides a full range of energy-related services for its customers including comprehensive building automation and HVAC equipment services; R.M. Services, providing residential collection services; and Yankee Financial, which provides a full range of equipment financing options. Further information about Yankee Energy can be obtained from its web site: www.yankeeenergy.com.

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